Exhibit 10.36

LEASE AGREEMENT FOR PORTION OF PROPERTY

- Between -

454 LIFE SCIENCES CORPORATION, INC. (Tenant)

- And -

1 COMMERCIAL STREET ASSOCIATES, LLC (Landlord)

EXHIBIT A – LEGAL DESCRIPTION WHOLE PREMISES

EXHIBIT B – DESCRIPTION OF PREMISES

EXHIBIT C – RULES

EXHIBIT D – TENANT IMPROVEMENTS

LEASE AGREEMENT

LEASE AGREEMENT made and entered into as of December 7, 2006, between 1 Commercial Street Associates, LLC, a Connecticut limited liability company (hereinafter known as “Landlord”), having its principal place of business at 431 Orange Street, New Haven, Connecticut 06511, and 454 Life Sciences Corporation, Inc., a Connecticut Corporation, (hereinafter known as “Tenant”) having a place of business at 20 Commercial Street, Branford, CT 06405.

PREMISES

The Landlord, in consideration of the covenants, conditions, agreements and stipulations of the Tenant expressed, does hereby lease approximately 16,200 square feet, together with reasonable use of common areas, and together with the right to use undesignated parking spaces, all in conjunction with other tenants, (the “Premises”), which is a portion of a certain building known as 1 Commercial Street, Branford, Connecticut, more particularly described in Exhibit A attached hereto, (the “Whole Premises”). The Premises consists of approximately 16,200 square feet or (43.3%) percent of the Whole Premises further identified as Units three and six (3 and 6) more particularly described in Exhibit B attached hereto.

TERM AND USE

The Term of the Lease and the estate hereby granted (collectively the “Term of the Lease”) shall commence January 1, 2007, (hereinafter known as the “Commencement Date”) and shall end on December 31, 2016, (hereinafter known as “End of Term”).

The Premises shall be used by the Tenant for the specific use as office, storage and lab space, and the like for doing all things incidental and necessary to the foregoing uses. Landlord is its reasonable discretion reserves the right to limit uses that would constitute any environmental concern, disturb the quiet enjoyment of other tenants of the Landlord located at the same premises, or overtax the capacity of the Premises. LANDLORD SPECIFICALLY FORBIDS THE USE OF THE PREMISES FOR ANY USE WHICH MIGHT CAUSE THE PREMISES OR THE WHOLE PREMISES TO BE DEEMED AN “ESTABLISHMENT” UNDER ANY ENVIRONMENTAL LAWS OR REGULATIONS.

RENT

The Rent under this Lease for the Term hereof shall Commencement on January 1, 2007 and expire on December 31, 2016, unless terminated by agreement herein. Rent shall include the Base Rent and Common Area Charges.

1.

Tenant shall pay to Landlord a base rent, (“Base Rent”), as follows: (i.) during the first (1st) Lease Year ( defined as January 1, 2007 through December 31, 2007), Base Rent at the rate of One Hundred and Twenty-One Thousand Five Hundred Dollars ($121,500.00), paid in equal monthly installments of Ten Thousand One Hundred and Twenty-Five Dollars 00/100 ($10,125.00), and (ii) commencing with the second Lease Year, and during each Lease Year thereafter during the term hereof, Base Rent at the rate per annum equal to the rate of the immediately preceding Lease Year plus the total percentage of increase, if any, in the CPI, hereinafter defined, for the period from the first day of the immediately preceding Lease Year through the last day of the immediately preceding Lease Year, times the Base Rent of the immediately preceding Lease Year, the product of which shall be added to the Base Rent of the immediately preceding Lease Year for the total Base Rent for such new Lease Year. In no event shall the Base Rent for any Lease Year payable under this subparagraph be less than the Base Rent of the immediately preceding Lease Year. The term “Lease Year” shall mean (i) the twelve (12) month period commencing on the Commencement Date, and (ii) each twelve (12) month period commencing on the anniversary of the Commencement Date, thereafter, during the term of this Lease.

2.	The Consumer Price Index (“CPI”) referred to above shall mean the Consumer Price Index published by the Bureau of Labor Statistics of the United States Department of Labor for Urban Wage Earners and Clerical Workers based on the United States All Cities Average For All Commodities (1967=100) or any successor index thereto, provided that if at any time during the period of the initial Term of this Lease, the Consumer Price Index referred to above is no longer is use, an equitable substitute therefor shall be utilized.

The Base Rent shall be payable in advance on the first (1st) day of each month throughout the term hereof or any extension thereof, with payment in advance of appropriate fractions of a monthly payment for any portion of a month at the commencement or expiration or prior termination of the term hereof. All Base Rent shall be due and payable without setoff, counterclaim or recoupment of any kind.

3.	In addition to Base Rent, the Tenant shall pay the Landlord forty-three and three one hundredths (43.3%) percent of all expenses with respect to the operation, management, and maintenance of the interior and exterior of the building, the grounds, and all areas incidental to the Premises, hereinafter referred to as “Common Area Charges.” The costs shall include such items as, but not limited to, real estate taxes (or any similar government imposed tax on the real estate), all property insurance, sewer taxes or usage fees, water usage fees, electricity, gas, landscape maintenance, snow removal, security, administrative costs, management fees, roof repairs that result from tenant improvements, general maintenance and repairs (other than those for which Tenant is responsible, referred to as “Tenant’s Repairs”), and contractor fees. Common Area Charges shall exclude depreciation, interest and amortization payments on any mortgage or other indebtedness of Landlord, capita] expenditures, leasing commissions, structural repairs, and expenses reimbursed to the Landlord by property insurance.

During the first lease year, the Tenant shall pay Two Thousand Seven Hundred Dollars and 00/100 ($2,700.00) per month in addition to Base Rent (hereinafter referred to as “CAC Contribution”) towards the Common Area Charges. The Landlord will reconcile the difference between the CAC Contribution and the Common Area Charges at the end of each calendar year. Also, the monthly CAC Contribution will be adjusted at the end of each calendar year by the Landlord to reflect the projected costs for the upcoming year. The Landlord will provide notice of the new CAC Contribution for the upcoming calendar year.

4.	The Rent shall be paid to the Landlord at the address specified herein, or at such other place as the Landlord may designate, in advance, on the first day of each month, in lawful money of the United States of America, as and when the same shall become due and payable and without abatement of offset and without notice or demand therefor.

5.	If any installment of Rent as provided for in this Lease is not received at the Landlord’s address within ten (10) days after the same is due and payable, the Tenant shall pay an additional amount equal to (5%) five percent of the monthly Rent so due.

6.	As used herein, “Lease Year” shall mean the period commencing on the Commencement Date and ending on the End of Term, including twelve consecutive calendar months.

TENANT’S REPAIRS

Tenant agrees to provide and pay for all ordinary and necessary maintenance and repairs and replacements of the interior of the Premises including, but not limited to, lighting tubes, ballasts, lavatory fixtures and accessories, all glass, all doors, exit signage, janitorial service, trash removal, heating and air conditioning repairs and maintenance, electrical, plumbing, and all systems in a professional manner. Tenant agrees to keep the area immediately in front of its door(s) free of snow and ice. Tenant shall be required to acquire and maintain throughout the Term, and any extensions, service agreements on all heating and air conditioning equipment serving the Premises, and provide evidence to the Landlord.

LANDLORD’S REPAIRS

The Landlord shall contract and provide for landscaping and snow removal service. So long as no Default shall have occurred and be continuing hereunder, the Landlord, at its own expense, shall provide all structural repairs and replacements. Unless such repairs or replacements shall be required by reason of the Tenant Improvements or equipment, the default by Tenant in any of its obligations, or the negligence or willful misconduct of the Tenant, its officers, employees, contractors, agents, or invitees, in which the Tenant shall reimburse the Landlord for all such costs and expenses within (10) days of written demand therefor.

INSURANCE

1. At all times during the term of this lease, the Landlord shall insure the Whole Premises against loss or damage by fire, flood, and such other casualties, rent loss, in such amount as the Landlord shall deem appropriate. The Tenant shall reimburse the Landlord for this expense as part of the Common Area Charges.

2. The Tenant shall not commit or permit any violation of the policies carried by the Landlord, or do or permit anything to be done, or keep or permit anything to be kept, on or in the Premises, which in case of any of the foregoing, could result in the termination of such insurance policies, could adversely affect the Landlord’s right of recovery under any such policies, or would result in the refusal by insurance companies to insure the Premises in the amounts satisfactory to the Landlord. If any such action by the Tenant shall result in an increase in the rate of insurance premiums, the Tenant shall pay the increase to the Landlord upon demand.

3. At all times during this Lease, the Tenant shall insure the Premises and all Tenant’s Improvements, and the Tenant’s Property against loss or damage by fire, flood, and such other casualties equal to the full replacement value. The tenant will keep in full force and effect a policy of public liability and property damage insurance in which the limits shall initially be less than two million dollars ($2,000,000) combined single limit, three million dollars general aggregate ($3,000,000), such limits to be increased as reasonably specified by the Landlord. The Tenant shall also carry plate glass window insurance and otherwise be responsible for the same when damaged during the term of this Lease. During any time when Tenant shall be making alterations or improvements to the Premises, the Tenant shall keep in full force and effect a policy of completed value builder’s risk insurance (on an “installations floater”), including building materials, covering loss from damage from fire, lightening, extended coverage perils, vandalism and malicious mischief, and perils in an amount not less than the final cost of such alterations or improvements.

4. All insurance policies provided by the Tenant shall be affected under valid and enforceable policies in form and substance then standard in the State of Connecticut, issues by insurers having an “AM Best” rating of A- or better. Within (30) thirty days of the Commencement Date, the Tenant shall provide certificates to the Landlord of the insurance. All such insurance policies shall contain an agreement by the insurers that such policies shall not be canceled, amended, or otherwise modified without (30) thirty days written notice to the Landlord, and the Landlord’s rights and interests under such policies shall not be subject to cancellation by reason of any act or omission of the Tenant. All insurance policies provided by the Tenant shall name the Landlord and Landlord’s mortgage lenders as additional insured as their interests may appear.

5. Tenant shall indemnify and hold the Landlord harmless against any liability or expense, including reasonable attorney’s fees, on account of any accident or injury to the Tenant, the Tenant’s employees, servants, agents, customers, invitees, licensees, contractors, or visitors, who may be injured by the Tenant or on the Premises. The foregoing shall not extend to the gross negligence of the Landlord.

ALTERATIONS AND IMPROVEMENTS

1. The Tenant shall not make or have made alterations, improvements, decorations, installations and substitutions (collectively called “Tenant’s Improvements”) in, of or to the Premises without the prior written consent of the Landlord. Approval by Landlord shall not be unreasonably withheld. Unless otherwise specified, any improvements or alterations in the Premises made by Tenant (including without limitation permanent partitions, wall paneling and lighting fixtures, but excepting the Tenant’s Property, shall be and remain upon and be surrendered with the Premises at the End of Term. If the Landlord requests the removal of any of the Tenant’s Improvements, including telephone, computer, wiring or any cabling, the Tenant shall in good workmanlike manner remove said improvements at the End of Term.

2. The Landlord and Tenant shall perform their respective duties regarding Tenant Improvements described in Exhibit D. For all other work, the Tenant shall obtain all necessary permits and certificates for the commencement and prosecution of the Tenant’s Improvements. The Tenant’s Improvements shall not constitute the basis for a claim against the Landlord or a lien or charge upon or against the Premises. If at any time any such claim or charge shall be filed against the Premises, the Tenant shall cause such claim, lien or charge to be properly released of record. The Tenant shall pay for all materials constituting Tenant’s Improvements, and the Tenant agrees that none of such materials shall be at any time subject to any lien, security interest, charge, installment sales contract, by any other person, firm or corporation whether created voluntarily or involuntarily.

ENVIRONMENTAL COMPLIANCE AND INDEMNIFICATIONS

1. “Environmental Laws” shall mean any and all statutory, regulatory, or decisional law pertaining to the protection of the environment or to any Polluting Substance, including Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA), the Resource Conservation and Recovery Act of 1976 (RCRA), and Title 22a “Environmental Protection” of the Connecticut General Statutes, including Sections 22a-448 through 22a-457, state and Federal laws concerning underground storage tanks, the Federal Clean Air Act, 42 USAA Section 7401 et. Seq. state law concerning air pollution, Conn. Gen. Statutes Section 22a- 174 et. Seq.; the Federal Clean Water Act, 33 USC Section 1251 et. seq. And state and Water Pollution Control Act, Conn. Gen. Stat. Chapter 446k, and any as amended from time to time. The term “Polluting Substance” shall mean any toxic, polluting waste or substance, determined by any agency with jurisdiction to pose a present or potential hazard to human health or the environment.

2. The Tenant shall not cause or permit any Polluting Substance to be generated, recycled, refined, transported, treated, stored, disposed, handled, processed, produced or released on the Premises, except in compliance with all applicable laws and regulations, including the Environmental Laws. The Tenant covenants and agrees to be responsible for all costs and penalties arising from non-compliance with the Environmental Laws, permits, or orders of any agency with jurisdiction that may impair the Premises or third parties. If the event of a release of a Polluting Substance caused by Tenant’s activities, the Tenant shall notify the Landlord and the appropriate governmental agency within (24) hours of the release. The Tenant covenants and agrees to forever indemnify and hold the Landlord harmless from all costs or liabilities, including legal and consulting expenses, arising from a violation of the foregoing. The Environmental Compliance shall survive the expiration or termination of this Lease, and be governed and construed under the laws of the State of Connecticut.

3. Tenant shall, during the term of this Lease, maintain environmental insurance in a form reasonably acceptable to Landlord’s counsel, naming Landlord as “Loss Payee” and “Additionally Insured”, to indemnify Landlord and any third parties for any and all damages and/or claims arising from Tenant’s use of the Premises.

TENANT’S PROPERTY

Any trade fixtures, equipment and other personal property installed in or attached to the Premises by the Tenant, shall remain the property of the Tenant and may be removed by the Tenant at any time during this lease. The Tenant shall pay for the cost or repairing any damages to the

Premises or the Whole Premises resulting from such installation or removal. The Landlord shall not be liable to the Tenant or any person or company for damage or theft to the Tenant’s Property.

UTILITIES AND FUEL

The Tenant agrees to pay all charges made by any utility company for services furnished to the Premises during the term of this Lease, including, but not limited to, electricity, gas, telephone, and cable television. Landlord shall provide for each utility to be separately metered. Tenant shall pay for water and sewer services though the Common Area Charges. The Landlord reserves the right to monitor Tenant’s water and sewer usage, and to bill the Tenant for its usage less any offsets for payments made pursuant to preceding sentence.

ASSIGNMENT AND SUBLETTING

The Tenant agrees not to assign or in any way encumber this Lease, nor sublet the Premises, or any part hereof, without obtaining prior written consent of the Landlord, which shall not be unreasonably withheld. In the event the Landlord consents to an assignment, by reason of a sale of the Tenant, or for any other purpose, the Tenant will remain liable for full performance of the lease. The Tenant shall share all information, financial or otherwise, regarding the sublease and the subtenant with the Landlord.

DAMAGE OR DESTRUCTION

1. In the event that the Premises, other than Tenant’s Improvements or Tenant’s Property, is damaged by fire or other insured casualty, but the Tenant shall continue to have reasonably convenient access, and no portion shall be rendered unfit for use and occupancy, the Landlord shall repair such damage with diligence. During the repair period, the Rent shall not be abated or suspended.

2. In the event that the Premises, other than Tenant’s Improvements or Tenant’s Property, are damaged or destroyed by fire or other insured casualty, and the Tenant shall not have reasonably convenient access, or rendered unfit for use and occupancy, and if in the sole judgment of the Landlord the damage may be repaired within one hundred and eighty days (180) after the occurrence, then the Landlord shall notify the Tenant within thirty (30) days after the occurrence, and shall repair such damage with diligence. If the Premises does not have reasonably convenient access, or some portion of the Premises, or the whole of the Premises is rendered unfit, the Rent shall be appropriately abated during the period until tenant regains full occupancy. The Tenant shall have the right to terminate the Lease, within ten (10) days notice, if the Landlord cannot repair the damage and receive appropriate authority for Use and occupancy after the one hundred and eighty (180) day period, except for delays caused by acts of god, strikes, or government regulation. No damages, compensation or claim shall by payable to the Landlord or the Tenant, or any other person, by reason of inconvenience, loss of business, or annoyance arising from any damage, or repair thereof.

CONDEMNATION

If the building, or so much of the building as is necessary for the Tenant’s Use and occupancy for the purpose set forth herein, shall be taken by condemnation or in any other manner, then the term of this lease shall terminate as of the date title vests in the taking authority, and the Rent shall be apportioned as of such date. The Tenant shall have the right in any condemnation proceeding to any award payable for the Tenant’s moving expenses and the value of the Tenant’s Property. The Tenant shall have no other right to any award for taking of the land, the contract value of this Lease, and rights to all such rewards shall be retained by the Landlord.

DEFAULT

1. Any of the following shall constitute “Default” under this Lease: whenever the Tenant fails to pay Rent, or any other charge payable by Tenant to the Landlord, under this Lease within ten (10) days of it being due. Or, whenever the Tenant fails to obtain or maintain the required insurance under this Lease, or if the Tenant does, or fails to do, any other action provided for by this Lease, and does not remedy the same within thirty (30) days of written notice.

2. In the event of Default, the Landlord shall have the immediate right, at its election, to terminate the term of the Lease by giving the Tenant ten (10) days notice of the Landlord’s election to terminate. The Landlord may elect to take possession and remove the property and possessions of the Tenant, and the same may be stored in a public warehouse, at the cost for the account of the Tenant, and without notice or resort to legal process. The Landlord shall not be guilty of trespass, or be liable for loss or damage occasioned thereby.

3. If the Landlord elects to take possession, subsequent and as a result of a default the Landlord shall be under no obligation but shall have the right to re-lease the whole or part of the Premises on behalf of the Tenant, for period equal to, greater or less than, the remainder of the term of this Lease, and at such rent and upon such terms as the Landlord shall deem reasonable. The Landlord shall be entitled to the rent upon such re-leasing, to the extent that such rent is equal to or less than the Rent. Notwithstanding the foregoing, the Landlord shall reimburse to Tenant that portion of the unpaid Rent that is recovered by Landlord’s re-leasing the Premises.

4. If the Landlord elects to re-enter and take possession of the Premises, and whether or not the Landlord has terminated this lease, or re-leased the Premises, the Tenant shall pay to the landlord as liquidated damages, within ten (10) days of written demand, all unpaid Rent for the Term of the Lease, including Common Area Charges, all expenses of maintaining the Premises while vacant, all expenses, including reasonable attorney’s fees, incurred by Landlord in recovering possession, re-leasing the same, and collecting Rent, all costs of repairs and decorations to re-lease the Premises, and all brokerage commissions in re-leasing the Premises.

HOLDING OVER

The Tenant shall pay to the Landlord Rent equal to one hundred and twenty-five (125%) percent of the Rent payable at the End of Term. The hold-over rent shall be paid in equal monthly installments. The provisions of this article shall not constitute a waiver or limit any other rights and remedies of the Landlord provided herein or at law.

SUBORDINATION

This lease and all rights of the Tenant hereunder are subject to and subordinate to any mortgage or ground lease made by the Landlord, which affect the Premises. It is the intention of the Landlord and Tenant that this provision be self-operative, and no further instrument shall be required to effect a subordination of this Lease. Upon demand, however, the Tenant shall at any time execute, acknowledge and deliver to the Landlord any subordination agreement to any future mortgagee or ground lessor. If in the mortgaging of the Premises by the Landlord, any mortgagee requests modifications to the Lease, and such modification does not materially increase the obligations of the Tenant, the Tenant shall not withhold or delay consent to such modification.

OPTION TO RENEW

1. So long as there has been no Event of Default under this Lease, Tenant will have the option to extend the Term for one additional period of five (5) years (the “Option Period”) on the same terms, covenants, and conditions of this Lease. Tenant will exercise its option (if at all) by giving Landlord written notice (the “Option Notice”) at least one hundred eighty (180) days but not more than two hundred seventy (270) days prior to the expiration of the initial Term, time being of the essence.

2. The Base Rent for the Option Period shall be equal to the then fair market rent for similar real estate as determined by the parties in good faith.

NOTICES

Whenever notice is required by conditions of this lease, such notice shall be given or served in person, or sent by a nationally recognized overnight carrier, or by registered or certified mail, return receipt requested, and addressed as follows:

To Landlord at

Richard Michaud

1 Commercial Street Associates, LLC

C/o Michaud Company/Corner Properties

431 Orange Street

New Haven, Connecticut 06511

To Tenant at:

Peter Dacey

454 Life Sciences Corporation, Inc.

Vice President of Finance & Operations

20 Commercial Street

Branford, CT 06405

Or to such other person or address as either party shall have specified for itself by notice to the other party in the manner set forth previously.

SECURITY DEPOSIT

Contemporaneously with the execution of this Lease, the Tenant has deposited with the Landlord the sum of Twenty Thousand Two Hundred and Fifty Dollars ($20,250.00). The security deposit will be held by the Landlord, without liability for interest except as required by law, as security for the performance by the Tenant of all terms of this Lease. The Security Deposit shall not be used to pay Rent at the End of Term. The Security Deposit shall be returned to the Tenant within thirty (30) days after vacating the Premises with a final accounting of offsets, if any.

LANDLORD’S RULES AND REGULATIONS

Tenant agrees to abide by and follow all rules promulgated by Landlord from time to time, a copy of such rules are attached hereto as Exhibit C and made a part hereof. Landlord shall notify Tenant of any modification of said rules.

LANDLORD’S RIGHT TO PERFORM TENANT’S COVENANTS

The Landlord may make any payment or fulfill any obligation on behalf of the Tenant regarding the repair and maintenance of the Premises. The Landlord shall not be obligated to perform any of Tenant’s covenants. The Tenant is not released of its obligations thereto if the Landlord performs any of the Tenant’s obligations. If the Landlord makes any payment in performance of the Tenant’s obligations, the payment shall become Rent as used in this lease, payable within 30 days of written notice by Tenant together with interest of eighteen percent (18%) per year or the maximum rate allowable by law.

LIENS

The Tenant shall not suffer or permit any mechanics liens, materialmen’s liens or other liens, including, but not limited to, real estate broker liens, to be filed against the Premises. If any such lien shall be filed, the Tenant shall cause the same to be discharged of record within thirty (30) days of the receipt of notice by the Tenant of the filing of the same.

WASTE

The Tenant covenants and agrees not to do or suffer any waste, damage, disfigurement or injury to the Premises of any part hereof.

INSPECTION BY LANDLORD

Upon reasonable notice, the Tenant agrees to permit the Landlord, and its representatives, to enter the Premises. The Landlord shall have the right to exhibit the same for the purpose of sale. And during the last year of the Lease, the Landlord shall have the right to exhibit the Premises for the purpose of leasing or for a sale.

SURRENEDER OF PREMISES

On the last day of this Lease, or upon any earlier termination, the Tenant shall quit and surrender the Premises to the Landlord, in good order, condition and repair. The Tenant shall remove all Tenant’s Property, and shall remove those portions of the Tenant’s Improvements designated by the Landlord, and repair any damage incidental thereto such removal.

WAIVER OF NOTICE

Intentionally omitted.

ESTOPPEL CERTIFICATE

The Tenant agrees to deliver to the Landlord’s written request, within ten (10) days of receipt, a written certificate, in recordable form, ratifying this Lease, including all terms and conditions requested by such certificate.

LIMITATION OF LIABILITY

Anything within this Lease to the contrary notwithstanding, the Tenant agrees that it shall look solely to the estate and property of the Landlord in the Premises for the collection of any judgment, or other judicial process, requiring the payment of money by the Landlord, and for no other assets of the Landlord or of any partner in the Landlord.

RIGHTS OF LANDLORD; NON-WAIVER

No right or remedy conferred upon the Landlord is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative. The failure of Landlord to insist upon strict performance of any provision of this Lease shall not be construed as a waiver or relinquishment thereof for the future. Receipt by the Landlord of Rent, with knowledge of a breach of any provision shall not be deemed a waiver of such breach.

BROKER

The Tenant represents that no broker or agent participated with Tenant in this transaction. The Tenant agrees to indemnify and hold Landlord harmless from and against any claim of any other broker or agent.

ENTIRE AGREEMENT; AMENDMENT

This Lease and all Exhibits attached constitute the entire agreement between the Tenant and the Landlord. This lease may not be modified except in writing, signed by both parties. The Tenant by entering into actual possession of the Premises shall be conclusively deemed to have agreed that the Landlord has provided its obligations.

NOTICE OF LEASE

This lease shall not be recorded on the Branford Land Records. Upon written request by either party, the other party shall execute a Notice of Lease, in recordable form, satisfying the requirements of Section 47-19 of the Connecticut General Statues, as amended.

PARKING

Tenant shall be entitled to use parking spaces in common with other tenants of the building.Landlord will not be liable to Tenant for any unavailability of Tenant’s designated spaces (if any), nor will any unavailability entitle Tenant to any refund, deduction, or allowance. Tenant will not park in any numbered space or any space designated as: RESERVED, HANDICAPPED, VISITORS ONLY, LIMITED TIME PARKING, or similar designation.

Landlord will not be liable for loss of or damage to any vehicle or any contents of such vehicle or accessories to any such vehicle, or any property left in any of the parking areas, resulting from fire, theft, vandalism, accident, conduct of other users of the parking areas and other persons, or any other casualty or cause. Further, Tenant understands and agrees that: (a) Landlord will not be obligated to provide any traffic control, security protection, or operator for the parking areas; (b) Tenant uses the parking areas at its own risk; and (c) Landlord will not be liable for personal injury or death, or theft, loss of, or damage to property. Tenant indemnifies and agrees to hold Landlord and their respective employees and agents harmless from and against any and all claims, demands, and actions arising out of the use of the parking areas by Tenant, its employees, agents, invitees, and visitors, whether brought by any of such persons or any other person.

Tenant (including tenant’s employees, agents, invitees, and visitors) will use the parking areas solely for the purpose of parking passenger cars, small vans, and small trucks and will comply in all respects with any rules and regulations that may be promulgated by Landlord from time to time with respect to the parking areas. The parking areas may be used by Tenant, it agents, or employees for occasional overnight parking of vehicles. The Tenant shall be permitted to ship and receive its product, ship and receive materials at the Premises. Tenant will ensure that any vehicle parked in any of the parking areas will be kept in proper repair and will not leak excessive amounts of oil or grease or any amount of gasoline. If any of the parking areas are at any time used (a) for any purpose other than parking as provided above; (b) in any way or manner reasonably objectionable to Landlord; or (c) by Tenant after default by Tenant under the Lease, Landlord, in addition to any other rights otherwise available to Landlord, may consider such default an event of default under the Lease.

OPTION TO TERMINATE

Tenant shall have the option to terminate this Lease effective any time after January 1, 2012 upon terms and conditions hereinafter set forth. To terminate this Lease, Tenant shall give the Landlord twenty-four months prior notice. Tenant shall remain obligated under all provisions of the Lease until the end of the Term, or the amended Term by provision of this termination option, including the obligations to pay Base Rent, Common Area Charges, and to maintain the Premises in all respects.

IN WITNESS WHEREOF, the Landlord and the Tenant have caused this Lease to be duly executed the day and year written on the first page.

Landlord:	Signed, sealed and delivered in the presence of:

1 Commercial Street Associates, LLC

/s/ Richard Michaud	/s/ John Trowbridge
Richard Michaud
Member

/s/ Frederick P. Petrella	/s/ Sally Resnick
Frederick P. Petrella
Member

Tenant:
454 Life Sciences Corporation, Inc.

/s/ Peter Dacey	/s/ Sean Cassidy
Peter Dacey
Vice President of Finance & Operations

/s/ Jennifer Cavallaro

EXHIBIT C

- Rules -

1.	Tenant shall not obstruct any pedestrian walks, entrances, or exits to the building in which the Premises are situated, or any areas or facilities, with any thing or in any manner whatsoever, nor obstruct any and all entrances, exits, curbs cuts, or walks serving the lot upon which said building is located or industrial park in which said lot and building are located, nor create or suffer any hazardous condition therein, or thereat.

2.	Tenant shall not leave, place, or dispose of any litter, refuse, garbage, debris, or thing outside the Premises, other than garbage, refuse in containers or receptacles expressly designated by Landlord for that purpose, as and where so designated. Containers and receptacles will remain on designated pads and will not be moved by Tenant. All refuse and garbage shall be removed by Tenant from the Premises and deposited and disposed of in containers, in a manner and at times acceptable to Landlord. Tenant shall supply refuse removal service, and shall timely pay for such removal of its refuses as and when invoiced for the same.

3.	Receiving, shipping, loading and unloading by Tenant shall be done at the overhead door or docks serving the Premises; and Tenant, its employees, agents or invitees shall exercise due care and safety precautions with respect to the same.

4.	Tenant shall not conduct, advertise or suffer the occurrence of any auction sale, bankruptcy sale, going out of business sale, distress sale, or the like at the Premises or in the industrial park in which the same are situated.

5.	Tenant shall not overload the floors of the Premises.

6.	Tenant shall keep the Premises clean and free of refuse at all times, shall paint the interior of the Premises when reasonably necessary, and shall use pest extermination service as and when required and whenever Landlord shall reasonably direct.

7.	Tenant shall comply with all applicable laws and governmental authorities regarding the use and occupancy of the Premises, as said laws may from time to time appear and/or be amended.

8.	Tenant shall keep and maintain temperatures at the Premises sufficiently high to prevent freezing of, or interference with, any flow in pipes in, at, and about the Premises.

9.	Tenant shall not attach, display, or maintain on the exterior side of the outer walls, doors, windows, or roof of the Premises or the building of which the same form a part, any sign, awning, aerial lettering matter, or thing of any kind without Landlord’s prior written consent. Tenant shall not place neon signs, or any similar signs, on the interior windows without Landlord’s written approval. In the event Landlord grants approval to Tenant for the display or erection of any sign, display, or lettering, Tenant shall maintain and keep the same in good repair, good appearance, and good working order at all times, and make all replacements thereto as when required to keep the same in such condition.

10.	Tenant shall not use any sound device which shall be deemed objectionable to Landlord or other Tenants, including but not limited to loud speakers, microphones, transmitters, and amplifiers.

11.	Tenant shall not do anything which may damage the personal property of any business or occupant at the building in which the Premises are located or any part thereof, or be a nuisance to other tenants, there.

12.	The plumbing facilities, drains, and lines in or about the Premises shall not be used by Tenant or anyone under its control for any purpose other than that which they where constructed, not shall Tenant put (or dispose of) any foreign substance therein of a kind other than for which such facility was specifically designed, or permit such event to occur; and all costs and expense of repairing, replacing, or restoring said facilities or equipment by reason of any breakage, stoppage, or damage proven to be a result from a violation of this provision shall be borne by the Tenant.

13.	Tenant shall not burn any trash or garbage of any kind in or about the Premises, the building lot, industrial park, or within one thousand feet outside property lines of the industrial park.

14.	Tenant shall not use nor suffer the use of the respective portions of the lot for any purpose other than those designated by Landlord, to wit: parking areas for parking vehicles used in the business conducted in the Premises, employee parking, and parking for business invitees, loading docks for loading and unloading of vehicles transporting materials or equipment to or from the Premises; and curbs cuts and turnaround areas for the unobstructed passage of vehicles to and from said Lot.

EXHIBIT D

- Tenant Improvements -

The Tenant will improve the Premises with office, lab and storage space. The Tenant Improvements are detailed by a floor plan (“Floor Plan”) prepared by Joseph Sepot, AIA, and a construction proposal (“Cost Budget”) by                      as of                     . The Landlord will contribute One Hundred and Sixty-Two Thousand Dollars ($162,000) towards the improvements. The Landlord will pay this amount directly to the Tenant upon completion of the improvements and receipt of certificate of occupancy. In addition to the prior contribution, the Landlord will install an exterior canopy at its cost, similar in design to the others in the property, over the entrance to the Premises.